Five Oaks Investment Corp. Reports Second Quarter 2013 Financial Results

Accelerated portfolio transition towards credit during a challenging quarter

NEW YORK, Aug. 6, 2013 /PRNewswire/ -- Five Oaks Investment Corp. (NYSE: OAKS) ("Five Oaks" or "the Company") today announced its financial results for the quarter ended June 30, 2013.

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Highlights

  Significantly reduced overall RMBS portfolio from $969.0 million as of March 31, 2013 to $590.3 million as of June 30, 2013, on a GAAP basis.
  Accelerated both the reduction of our Agency RMBS portfolio and the increase in our allocation to Non-Agency RMBS.
  Reduced GAAP leverage from 7.9 times at end of first quarter to 5.9 times at end of second quarter.
  Increased the notional amount of interest rate hedges quarter-on-quarter from $490 million to $510 million, despite portfolio reduction, thereby significantly increasing hedge ratio.
  Delivered net income of $1.08 per common share.
  Reported Book Value of $12.93 per share on a basic and diluted basis at June 30, 2013.
  Declared a monthly dividend of $0.16 per share for July, August and September 2013.
  Expanded the number of repurchase counterparties to 20 at quarter end.
  Established Five Oaks Acquisition Corp. in furtherance of our residential mortgage whole loan strategy.

Second Quarter Observations from our CEO

"Having successfully completed our IPO in late March 2013, we invested initially in Agency RMBS, and planned thereafter to invest opportunistically in Non-Agency RMBS while concurrently reducing our allocation to Agencies," said David Carroll, Five Oaks' Chairman and Chief Executive Officer. "However, a rapid increase in long-term interest rates combined with mortgage market underperformance caused us to take a much more defensive position in Five Oaks as the quarter unfolded. We actively repositioned the portfolio in response to this new, Fed-induced, reality. We also made progress on our new business initiatives, and are optimistic on the prospects for our business as we continue the planned transition of Five Oaks towards less rate-sensitive credit."

"The second quarter turned out to be turbulent from a market volatility standpoint. Entering the quarter, the investment environment was characterized by muted market volatility and low rates induced by the "Bernanke Put". The investment seas were initially calm and rates on the 10-year Treasury rallied from close to 1.90% to 1.63% in early May. We had a view that the range on the 10-year was 1.50% to 2.20%, with Fed- suppressed volatility remaining low. We believed the U.S. economy, while improving, had yet to reach self-sustaining momentum, inflation was low, employment slowly improving and GDP growing at a very low rate for a recovery. Our belief and market consensus was that the Fed was in a holding pattern. With parallels to the "Great Bond Crash" of 1994, the Fed surprised the market with talk of "tapering" bond purchases on May 22nd and again on June 19th. If the Fed was hoping to deliver a subtle hint, the market took it as an abrupt wake-up call. Investors reacted to talk of tapering by aggressively selling rate duration and decreasing leverage. From the low on the 10-year Treasury in May, rates increased over 111 basis points by July 5th. Put another way, 10-year Treasury rates rose by almost 70% in the course of a little more than two months. By way of comparison, almost twenty years ago during the 1994 Bond Crash, 10-year rates increased by a comparable 106 basis points in the first couple of months after the Fed tightened, or a 19% increase. The difference in percentage change can be explained by higher absolute rates in 1994 as compared to the low rate environment prevalent today. Changes in policy often bring volatility, and this unexpected change in policy was no different. Fed talk of tapering has re-introduced volatility into a marketplace grown used to Fed-induced tranquility. The macro-economic outlook and the forward actions by the Fed have now taken center stage."

"The question we and the market must answer is: what is the right level for the 10-year Treasury absent Fed purchases? If the economy grows according to the Fed's projections of GDP above 2% and inflation above 1.5% we can readily envision a 3%+ 10-year Treasury, back where it traded in early 2011. However, we believe the Fed is too optimistic in its projections for the economy. Our view is that inflation, which has been declining significantly, will have a hard time reaching the levels suggested by the Fed and that economic activity will continue improving but at a slower rate than the Fed projects. Unlike 1994, we see the Fed maintaining short-term rates at near zero well into 2015, if not longer. After the disorderly adjustment of the past two months we would anticipate seeing calmer investment waters ahead given the size of the rate increase thus far, the steepening of the curve and the anchoring of short rates by the Fed. Looking back to history as a guide, even in the Great Bond Crash of 1994, 10-year rates peaked within nine months. Given the rate move we have seen thus far, we believe we have likely seen a good portion of the increase in rates for this cycle. However, the last few months have underlined that both the risk and the cost of being wrong have increased, so investment strategies should be adjusted accordingly."

Second Quarter 2013 Operating Results

For the second quarter ended June 30, 2013, the Company earned net income attributable to common stockholders of $8.0 million, or $1.08 per basic and diluted share. Having invested the proceeds of our IPO and concurrent private placement at the end of March 2013, the comparability of our first quarter and second quarter results is materially affected. In addition to net interest income of $6.4 million for the second quarter, we also generated net other income of $3.1 million, comprising net losses on securities sales of $(14.2) million and unrealized loss and net interest income on Linked Transactions of $(1.5) million, offset by realized and unrealized gains on interest rate hedges of $11.1 million and $7.6 million, respectively. Our total expenses for the second quarter were $1.5 million, reflecting the increase in management fees, general and administrative expenses, and expenses reimbursed to our Manager, consistent with the increase in our stockholders' equity following the common stock offerings at the end of March.

Stockholders' Equity and Book Value Per Share

As of June 30, 2013, our stockholders' equity was $95.5 million, and our book value per common share was $12.93 on a basic and fully diluted basis. This represents an 18.1% decline from $116.6 million and $15.77, respectively, as of March 31, 2013, primarily due to higher long-term interest rates in general, and wider interest rate spreads in the RMBS market in particular.

Investment Portfolio

Following the closing of our IPO and our common stock offerings on March 27, 2013, we concentrated the initial investment of the net proceeds of these offerings in Agency RMBS, based on the relatively attractive investment conditions prevailing at the end of the first quarter. During the second quarter, and consistent with our strategy, we selectively increased our allocation to Non-Agency RMBS as attractive opportunities presented themselves, and accordingly began to sell certain of our Agency RMBS positions. We accelerated the reduction of our Agency RMBS portfolio as fixed income and mortgage market volatility increased, particularly after June 19, 2013. As of June 30, 2013, on a GAAP basis we had reduced our overall investments in RMBS to $590.3 million, from $969.0 million as of March 31, 2013. Within this total, we had reduced our Agency RMBS from $957.3 million to $557.6 million, and increased our Non-Agency RMBS from $11.7 million to $32.7 million, respectively, from quarter-end to quarter-end. On a non-GAAP basis (including Non-Agency RMBS underlying Linked Transactions), we owned $636.3 million of RMBS as of June 30, 2013. The following table summarizes certain characteristics of our investment portfolio as of June 30, 2013: (1) as reported in accordance with GAAP, which excludes the Non-Agency RMBS underlying our Linked Transactions; (2) to show separately the Non-Agency RMBS underlying our Linked Transactions; and (3) on a non-GAAP combined basis (which reflects the inclusion of the Non-Agency RMBS underlying our Linked Transactions combined with our GAAP-reported RMBS):

$ in thousands	Principal Balance	Unamortized Premium (Discount)	Designated Credit Reserve	Amortized Cost	Unrealized Gain/ (Loss)	Fair Value	Net Weighted Average Coupon(1)	Average Yield(2)
Agency RMBS
15 year fixed-rate	$3,158	$81	$—	$3,239	$(61)	$3,178	2.50%	1.97%
30 year fixed-rate	545,522	32,827	—	578,349	(23,881)	554,468	3.50%	2.67%
Total Agency RMBS	548,680	32,908	—	581,588	(23,942)	557,646	3.49%	2.67%
Non-Agency RMBS Excluding Linked Transactions	55,040	(11,268)	(11,055)	32,717	(60)	32,657	0.46%	6.94%
Total/Weighted Average (GAAP)	$603,720	$21,640	$(11,055)	$614,305	$(24,002)	$590,303	3.22%	2.90%
Non-Agency RMBS Underlying Linked Transactions	75,660	(14,380)	(18,629)	42,651	3,336	45,987	0.53%	8.00%
Combined/Weighted Average (non- GAAP)	$679,380	$7,260	$(29,684)	$656,956	$(20,666)	$636,290	2.92%	3.23%

	(1)Weighted average coupon is presented net of servicing and other fees.

	(2)Average yield incorporates future prepayment assumptions.

Portfolio Financing and Hedging

At June 30, 2013, the Company financed its investment portfolio with borrowings under master repurchase agreements of $563.5 million, on a GAAP basis, and $593.8 million on a non-GAAP basis (including the repurchase agreement financing associated with the Non-Agency RMBS underlying Linked Transactions). Our weighted average borrowing cost was 0.48%, on a GAAP basis, and 0.56% on a non-GAAP basis as of June 30, 2013. As of June 30, 2013, we borrowed 5.9 times our stockholders' equity on a GAAP basis, and 6.2 times on a non-GAAP basis. We anticipate reporting a further reduction in our leverage ratios for the third quarter.

The Company is also a party to approximately $485 million notional amount of pay-fixed receive-LIBOR swaps that have variable maturities of up to ten years, certain of which have forward start dates. The Company is also party to one interest rate swaption. The following table summarizes our hedging activity as of June 30, 2013:

Current Maturity Date for Interest Rate Swaps	Notional Amount	Fair Value	Fixed Rate Pay	Maturity Years	Forward Starting

3 years or less	135,000,000	388,972	0.56%	2.8	0.0%

Greater than 5 years and less than 7 years	100,000,000	(678,652)	1.69%	5.1	0.0%

Greater than 7 years and less than 10 years	150,000,000	2,864,274	2.34%	8.1	100.0%

Greater than 10 years	100,000,000	3,196,380	2.71%	11.1	100.0%
Total	485,000,000	5,770,975	1.79%	6.6	51.5%

	Option			Underlying Swap
Current Option Expiration Date for Interest Rate Swaptions	Cost	Fair Value	Weighted Average Years to Expiration	Notional Amount	Pay Rate	Weighted Average Term (Years)

2 years or less	588,000	1,618,567	1.8	25,000,000.00	3.00%	10.0

"We accelerated our strategic portfolio transition towards Non-Agency credit, significantly reducing leverage, while actually increasing the notional amount of our interest rate hedges," said Paul Chong, Chief Investment Officer of Five Oaks Investment Corp. "The overall sell-off in mortgage assets during the second quarter certainly impacted the Non-Agency RMBS space, and we continue seeking to take advantage of attractive investment opportunities in this sector."

Dividends

The Company declared a dividend of $0.16 per share of common stock for the months of July, August and September 2013. Based on the closing price of $13.14 as at June 28, 2013, this equates to an annualized dividend yield of 14.61%.

New Business Initiatives

On June 10, 2013, we established Five Oaks Acquisition Corp. ("FOAC") as a wholly owned, taxable REIT subsidiary in furtherance of our strategy to increase the range of our investments in mortgage-related assets other than RMBS. Specifically, FOAC intends to accumulate residential whole loans and mortgage servicing rights, for subsequent securitization, with the expectation that this should also generate attractive and high-quality subordinated investment opportunities for Five Oaks. "During the quarter, we hired David Akre to lead our effort into the aggregation and securitization of prime mortgage loans," said David Carroll. "He brings a wealth of experience in the sector, and we are optimistic that this will facilitate the continued transition of the Company towards credit."

Additionally, and after an extensive due diligence process, Five Oaks was invited to participate in the review of a subordinated debt investment in a multi-family K-Series securitization sponsored by Freddie Mac. Going forward, we expect to participate actively in similar multi-family investment opportunities.

Five Oaks Investment Corp.

Five Oaks Investment Corp. is a real estate investment trust ("REIT") focused on investing in, financing and managing a portfolio of residential mortgage-backed securities ("RMBS"), residential mortgage loans and other mortgage related investments.

As a "hybrid" REIT, Five Oaks Investment Corp. invests in both Agency and Non-Agency RMBS and related investments. The Company's objective is to deliver attractive risk-adjusted returns to its investors, primarily through dividends and secondarily through capital appreciation, via an investment approach centered on taking advantage of relative value opportunities available across the whole residential mortgage market.

Five Oaks Investment Corp. is externally managed and advised by Oak Circle Capital Partners LLC.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the U.S. securities laws that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of the Company's business, financial condition, liquidity, results of operations, plans and objectives. You can identify forward-looking statements by use of words such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions or other comparable terms, or by discussions of strategy, plans or intentions. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. Additional information concerning these and other risk factors are contained in the Company's most recent filings with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission's website at www.sec.gov

All subsequent written and oral forward-looking statements that the Company makes, or that are attributable to the Company, are expressly qualified in their entirety by this cautionary notice. Any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

For financial statement reporting purposes, GAAP requires us to account for certain of our Non-Agency RMBS and the associated repurchase agreement financing as Linked Transactions. However, in managing and evaluating the composition and performance of our RMBS portfolio, we do not view the purchase of our Non-Agency RMBS and the associated repurchase agreement financing as transactions that are linked. We therefore have also presented certain information that includes the Non-Agency RMBS underlying our Linked Transactions. This information constitutes non-GAAP financial measures within the meaning of Regulation G, as promulgated by the SEC. We believe that this non-GAAP information enhances the ability of investors to analyze our RMBS portfolio and the performance of our Non-Agency RMBS in the same way that we assess our RMBS portfolio and such assets. While we believe the non-GAAP information included in this press release provides supplemental information to assist investors in analyzing that portion of our portfolio composed of Non-Agency RMBS, these measures are not in accordance with GAAP, and they should not be considered a substitute for, or superior to, our financial information calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/ or the Company website www.fiveoaksinvestment.com or by directing requests to: Five Oaks Investment Corp., 540 Madison Avenue, 19th Floor, New York, NY 10022, Attention: Investor Relations.

FIVE OAKS INVESTMENT CORP. AND SUBSIDIARY
Condensed Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Available-for-sale securities, at fair value (includes pledged securities of $590,302,740 and $66,337,080 for
June 30, 2013 and December 31, 2012, respectively)	$590,302,740	$81,027,998
Linked transactions, net, at fair value	15,657,200	8,612,753
Cash and cash equivalents	20,891,412	3,608,759
Restricted cash	23,632,242	1,933,390
Deferred offering costs	-	1,664,796
Accrued interest receivable	1,601,924	189,364
Derivative assets, at fair value	7,389,541	12,062
Other assets	221,407	-

Total assets	$659,696,466	$97,049,122

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Repurchase agreements	$563,529,000	$63,423,000
Derivative liabilities, at fair value	-	283,754
Accrued interest payable	209,475	65,820
Dividends payable	-	220,833
Fees and expenses payable to Manager	317,721	32,721
Other accounts payable and accrued expenses	125,795	754,274

Total liabilities	564,181,991	64,780,402

STOCKHOLDERS' EQUITY:
Preferred Stock: par value $0.01 per share; 50,000,000 shares authorized, none outstanding
at June 30, 2013 and December 31, 2012	-	-
Common Stock: par value $0.01 per share; 450,000,000 shares authorized, 7,389,250 and 1,656,250
shares issued and outstanding, at June 30, 2013 and December 31, 2012, respectively	73,563	265,000
Additional paid-in capital	110,053,531	25,912,089
Accumulated other comprehensive income (loss)	(24,001,358)	2,433,997
Cumulative distributions to stockholders	(4,929,061)	(1,161,672)
Accumulated earnings	14,317,800	4,819,306

Total stockholders' equity	95,514,475	32,268,720

Total liabilities and stockholders' equity	$659,696,466	$97,049,122

FIVE OAKS INVESTMENT CORP. AND SUBSIDIARY
Condensed Consolidated Statements of Operations

			Period from
			May 16, 2012
	Three	Six	(commencement of
	Months Ended	Months Ended	operations) to
	June 30, 2013	June 30, 2013	June 30, 2012
	(unaudited)	(unaudited)
Revenues:
Interest income	$7,361,812	$10,592,753	$158,220
Interest expense	(997,809)	(3,328,437)	(85,903)

Net interest income	6,364,003	7,264,316	72,317

Other income:
Realized loss on sale of investments, net	(14,172,649)	(14,277,894)	(427)
Unrealized gain (loss) and net interest income from Linked Transactions	(1,487,024)	266,818	177,463
Realized gain (loss) on swap and swaption agreements	11,136,853	11,065,533	(5,333)
Unrealized gain (loss) on interest rate swap and swaption agreements, net	7,620,892	7,099,900	(234,130)

Total other income (loss)	3,098,072	4,154,357	(62,427)

Expenses:
Management fee	412,862	528,002	48,554
General and administrative expenses	177,686	300,114	8,250
Operating expenses reimbursable to Manager	727,234	908,098	149,648
Other operating expenses	91,745	99,001	12,363
Compensation expense	82,168	84,964	-

Total expenses	1,491,695	1,920,179	218,815

Net income (loss)	7,970,380	9,498,494	(208,925)

Dividends to preferred stockholders	-	(2,326)	-

Net income (loss) attributable to common stockholders	$7,970,380	$9,496,168	$(208,925)

Earnings per share:
Net income (loss) attributable to common stockholders (basic and diluted)	$7,970,380	$9,496,168	$(208,925)
Weighted average number of shares of common stock outstanding	7,389,250	4,855,327	1,656,250
Basic and diluted income (loss) per share	$1.08	$1.96	$(0.13)
Dividends declared per share of common stock	$0.45	$0.78	$-

CONTACT: David Oston, Chief Financial Officer, Five Oaks Investment Corp., (212) 257 5073